AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan") is made this 4th day of April, 2000, among Pacific WebWorks, Inc., a Nevada corporation ("Pacific"); IntelliPay, Inc., a Delaware corporation, any and all of its subsidiaries (hereinafter collectively referred to as "IPI") and its shareholders (hereinafter "Shareholders").

     Pacific wishes to acquire all the issued and outstanding stock of IPI for and in exchange for stock of Pacific, in a stock for stock transaction intending to qualify as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The parties intend for this Plan to represent the terms and conditions of such tax-free reorganization, which Plan the parties hereby adopt.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                                  Section 1

                              Terms of Exchange

     1.1 Number of Shares. Upon the execution hereof, the Shareholders of IPI agree to assign, transfer, and deliver to Pacific, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, 1,000 shares of IPI common stock, which represents 100% of the issued and outstanding stock of IPI, in exchange for 2,400,000 shares of Pacific's stock, par value $.001, subject to the provisions of this Plan. Subsequent to the date hereof, the Shareholders shall, upon the surrender of the IPI certificates representing their respective beneficial and record ownership of the issued and outstanding shares of IPI to Pacific or as soon as practicable hereafter, and pursuant to the exemptions from the registration provisions of Section 5 of the Securities Act of 1933, provided by Sections 3 and 4 of that act, the Shareholders shall be entitled to receive an exchange certificate(s) evidencing shares of Pacific stock as provided for herein. Upon the consummation of the transaction contemplated herein, IPI shall be a wholly owned subsidiary of Pacific.

     1.2 Registration of Pacific Shares. In the event, that within two (2) years from the date hereof, Pacific undertakes to file a Registration Statement under the Securities Act of 1933, as amended, for the purpose of offering and selling a minimum of two million dollars ($2,000,000) common stock in any single registered offering, then if practicable, and subject to the amount of the underwriter(s) the Shareholders of IPI shall have the right to include a portion of those shares in the Registration Statement. Said "Piggy Back" registration right shall allow those shareholders of IPI which receive Pacific shares in the exchange to offer for sale under the Registration Statement a minimum of ten percent (10%) of the total shares being offered under such Registration Statement by Pacific. That percentage may be increased by the mutual consent of Pacific, the IPI shareholders and the underwriters(s).

     1.3 Anti-Dilution. For all relevant purposes of this Plan, the number of Pacific shares to be issued and delivered pursuant to this Plan, shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in Pacific common stock, which may occur between the date of the execution of this Plan and the date of the delivery of such shares.

     1.4 Delivery of Certificates. The Shareholders shall transfer to Pacific at the closing provided for in Section 2 (the "Closing") the shares of common stock of IPI listed opposite their respective names on Exhibit A hereto (the "IPI Shares") in exchange for shares of the common stock of Pacific as outlined above in Section 1.1 hereof (the "Pacific Stock"). All of such shares of Pacific Stock shall be issued at the closing to the Shareholders, in the numbers shown opposite their respective names in Exhibit A. The transfer of IPI Shares by the Shareholders shall be effected by the delivery to Pacific at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures guaranteed by a national bank and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Shareholders' expense.

     1.5 Further Assurances. Subsequent to the execution hereof, and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Pacific may reasonably request in order to more effectively sell, transfer and assign clear title and ownership in the IPI Shares to Pacific.

                                  Section 2

                                   Closing

     2.1 Closing. The Closing contemplated by Section 1.4 shall be held at the law office of Daniel W. Jackson, 525 South 300 East, Salt Lake City, Utah on April 4, 2000 or at such other time or place as may be mutually agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives. In any event, the closing of the transactions contemplated by this Plan shall be effected as soon as practicable after all of the conditions contained herein have been satisfied.

     2.2 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged, and delivered) any agreements, resolutions, rulings, or other instruments required by this Plan to be so delivered at or prior to Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transaction contemplated hereby.

                                  Section 3

             Representations, Warranties and Covenants of Pacific

     Pacific represents and warrants to, and covenants with, the Shareholders and IPI as follows:

     3.1 Corporate Status. Pacific is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Pacific has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no other jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the Pacific schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Pacific's Articles of Incorporation or Bylaws. Pacific has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

     3.2 Capitalization. The authorized capital stock of Pacific as of the date hereof consists of 50,000,000 common shares, par value $.001. As of the date hereof there are 10,395,679 common shares of Pacific issued and outstanding. The foregoing shares constitute fully paid, non-assessable shares.

     3.3 Options, Warrants and Rights. Pacific has warrants outstanding to purchase 400,000 shares of its authorized but unissued common stock with an expiration date of January 27, 1904; and warrants outstanding to purchase January 27, 1905 shares of its authorized but unissued common stock with an expiration date of January 27, 1905.

     3.4  Financial Statements.

          (a) Pacific hereby warrants and covenants to IPI that the audited financial statements for the years ended December 31, 1999 and 1998, fairly and accurately represent the financial condition of Pacific and that the same will be prepared along with the period ended as of the date of Closing, for consolidation by an independent public accountant, which shall be prepared in accordance with generally accepted accounting principles consistently applied, on or before the expiration of forty-five days from the date of Closing.

          (b) Pacific hereby warrants and represents that the audited financial statements for the periods set forth in subparagraph (a), supra, fairly and accurately represent the financial condition of Pacific as submitted heretofore to IPI for examination and review.


     3.5 Conduct of Business. Pacific will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of IPI, enter into any material commitments except in the ordinary course of business.

     Pacific will conduct itself in the following manner pending the Closing:

          (a) Certificate of Incorporation and Bylaws. No change will be made in the Articles of Incorporation or Bylaws of Pacific.

          (b) Capitalization, etc. Pacific will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     3.6 Title to Property. Pacific has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of Pacific, and the properties and assets of Pacific are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

     3.7 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of Pacific, threatened by or against or affecting Pacific at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Pacific does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     3.8 Books and Records. From the date hereof until closing, and for any reasonable period subsequent thereto, Pacific and its present management will
(i) give to the Shareholders and IPI, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that the Shareholders and IPI, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of Pacific as the Shareholders and IPI, or their duly authorized representatives, may reasonably request.

     3.9 Confidentiality. Until the Closing (and thereafter if there is no Closing), Pacific and its representatives will keep confidential any information which they obtain from the Shareholders or from IPI concerning its properties, assets and the proposed business operations of IPI. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on April 4, 2000 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, Pacific will return to IPI all written matter with regard to IPI obtained in connection with the negotiations or consummation of this Plan.

     3.10 Conflict with Other Instruments. The transactions contemplated by this Plan will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or any material agreements or instrument to which Pacific was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of Pacific.

     3.11 Corporate Authority. Pacific has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to the Shareholders and IPI, or their respective representatives, at the Closing, a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

     3.12 Special Covenants and Representations Regarding the Exchanged Pacific Stock. The consummation of this Plan and the transactions herein contemplated include the issuance of the exchanged Pacific shares to the Shareholders, which constitutes an offer and sale of securities under the Securities Act of 1933, as amended, and applicable states' securities laws. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus requirements of such statutes which depend inter alia on the circumstances under which the Shareholders acquire such securities. In connection with the reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, Shareholders shall cause to be delivered to Pacific a Letter(s) of Investment Intent in the form attached hereto as Exhibit B and incorporated herein by reference.

     3.14 Undisclosed or Contingent Liabilities. Pacific hereby represents and warrants that it has no undisclosed or contingent liabilities which have not been disclosed to IPI.

     3.15 Information. The information concerning Pacific set forth in this Plan, and the Pacific schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to IPI or the shareholders of IPI in connection with this Plan.

     3.16 Title and Related Matters. Pacific has good and marketable title to all of its properties, interests in properties, and assets, real and personal, which are reflected, or will be reflected, in the Pacific balance sheets, free and clear of any and all liens and encumbrances.

     3.17 Contracts or Agreements. Pacific is not bound by any material contracts, agreements or obligations which it has not already disclosed to IPI in writing.

     3.18 Governmental Authorizations. Pacific has all licenses, franchises, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Pacific of this Plan and the consummation by IPI of the transactions contemplated hereby.

     3.19 Compliance with Laws and Regulations. Pacific has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Pacific or except to the extent that noncompliance would incur any material liability, not otherwise disclosed to IPI.

     3.20 Approval of Plan. The Board of Directors of Pacific has authorized the execution and delivery of this Plan by Pacific and have approved the Plan and the transactions contemplated hereby. Pacific has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

     3.21 Investment Intent. Pacific is acquiring the IPI Shares to be transferred to it under this Plan for investment and not with a view to the sale or distribution thereof, and Pacific has no commitment or present intention to liquidate IPI or to sell or otherwise dispose of the IPI Shares.

     3.22 Unregistered Shares and Access to Information. Pacific understands that the offer and sale of the IPI Shares have not been registered with or reviewed by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal, state securities law administrator has reviewed or approved any disclosure or other material concerning IPI or the IPI Shares. Pacific has been provided with and reviewed all information concerning IPI, the IPI Shares as it has considered necessary or appropriate as a prudent and knowledgeable investor to enable it to make an informed investment decision concerning the IPI Shares. Pacific has made an investigation as to the merits and risks of its acquisition of the IPI Shares and has had the opportunity to ask questions of, and has received satisfactory answers from, the officers and directors of IPI concerning IPI, the IPI Shares and related matters, and has had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the IPI Shares.

     3.23 Pacific Schedules. Pacific has delivered to IPI the following items pertaining to Pacific, listed below, hereafter referred to as the "Pacific Schedules", which is hereby incorporated by reference and made a part hereof. A certification has been executed by a duly authorized officer of Pacific on or about the date which the Plan is executed to certify that the Pacific Schedules are true and correct.

          (a) Copy of Articles of Incorporation and any amendments, and Bylaws;

          (b)  Financial statements;

          (c)  Shareholder list;

          (d)  Resolutions of Directors approving Plan;

          (e) Officers' Certificate as required under Section 6.2 of the Plan;

          (f)  Opinion of counsel as required under Section 6.4 of the Plan;

          (g)  Certificate of Good Standing;

                                  Section 4

               Representations, Warranties and Covenants of IPI

     IPI represents and warrants to, and covenants with, the Shareholders and Pacific as follows:

     4.1 Corporate Status. IPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware incorporated on June 1, 1995. IPI has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted. Included in the IPI schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of IPI's Articles of Incorporation or Bylaws. IPI has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

     4.2 Capitalization. The authorized capital stock of IPI as of the date hereof consists of 1,000 common shares, no par value. As of the date hereof there are 1,000 common shares of IPI issued and outstanding. The issued and outstanding common shares of IPI are fully paid, non-assessable shares. There are no outstanding options, warrants, obligations convertible into shares of stock, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of IPI's common stock or with regard to any options, warrants or other contractual rights to acquire any of IPI's authorized but unissued common shares.

      4.3 Conduct of Business. IPI will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of Pacific, enter into any material commitments except in the ordinary course of business.

     IPI agrees that IPI will conduct itself in the following manner pending the Closing:

          (a) Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of IPI.

          (b) Capitalization, etc. IPI will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     4.4 Title to Property. IPI has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of IPI, and the properties and assets of IPI are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

     4.5 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of IPI, threatened by or against or affecting IPI at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; IPI does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     4.6 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, IPI and its present management will (i) give to Pacific, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that Pacific, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of IPI as Pacific, or their duly authorized representatives, may reasonably request. Any such request to inspect IPI's books shall be directed to IPI's representative, at the address set forth herein under Section 10.4 Notices.

     4.7 Confidentiality. Until the Closing (and thereafter if there is no Closing), IPI and its representatives will keep confidential any information which they obtain from Pacific concerning its properties, assets and the proposed business operations of IPI. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on April 4, 2000 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, IPI will return to Pacific all written matter with regard to Pacific obtained in connection with the negotiations or consummation of this Plan.

     4.8 Investment Intent. The Shareholders represent and covenant that they are acquiring the unregistered and restricted common shares of Pacific to be delivered to them under this Plan for investment purposes and not with a view to the subsequent sale or distribution thereof, and as agreed, supra, the Shareholders, their successors and assigns agree to execute and deliver to Pacific on the date of Closing or no later than the date on which the restricted shares are issued and delivered to the Shareholders, their assigns, or designees, an Investment Letter similar in form to that attached hereto as Exhibit B.

     4.9 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding IPI Shares is the only vote of the holders of any class or series of IPI's capital stock necessary to approve and adopt this Plan.

     4.10 Unregistered Shares and Access to Information. IPI and the Shareholders understand that the offer and sale of Pacific shares to be exchanged for the IPI Shares have not been registered with or reviewed by the securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal or state securities law administrator has reviewed or approved any disclosure or other material facts concerning Pacific or Pacific stock. IPI and the Shareholders have been provided with and reviewed all information concerning Pacific and Pacific shares, to be exchanged for the IPI Shares as they have considered necessary or appropriate as prudent and knowledgeable investors to enable them to make informed investment decisions concerning the Pacific shares, to be exchanged for the IPI Shares. IPI and the Shareholders have made an investigation as to the merits and risks of their acquisition of the Pacific shares, to be exchanged for the IPI Shares and have had the opportunity to ask questions of, and have received satisfactory answers from, the officers and directors of Pacific concerning Pacific shares to be exchanged for the IPI Shares and related matters, and have had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the Pacific shares to be exchanged for the IPI Shares.

     4.11 Title to Shares. The Shareholders are the beneficial and record owners, free and clear of any liens and encumbrances, of whatever kind or nature, of all of the shares of IPI of whatever class or series, which the Shareholders have contracted to exchange.

     4.12  Contracts.

          (a) Except for the contracts set forth in the IPI Schedules, IPI is not a party to any other license agreements, material contracts, written or oral, nor is IPI a party to any franchise agreements or other commitments.

          (b) Except as may be set forth in the IPI Schedules, IPI is not a party to any contract, agreement, corporate restriction, or subject to any judgment, order, writ, injunction, decree, or award, which materially and adversely affect the business, operations, properties, assets, or conditions of IPI.

          (c) Except as set forth in the IPI Schedules, IPI is not a party to any material oral or written (i) contract for employment of any officer which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance, or any other retirement plan or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended, or otherwise covered; (iii) agreement providing for the sale, assignment or transfer of any of its rights, assets or properties, whether tangible or intangible, except sales of its property in the ordinary course of business with a value of less than $2,000; or (iv) waiver of any right of any value which in the aggregate is extraordinary or material concerning the assets or properties scheduled by IPI, except for adequate value and pursuant to contract. IPI has not entered into any material transaction which is not listed in the IPI Schedules or reflected in the IPI financial statements.

     4.13 Material Contract Defaults. IPI is not in default in any material respect under the terms of any contract, agreement, lease or other commitment which is material to the business, operations, properties or assets, or condition of IPI, and there is no event of default or event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which IPI has not taken adequate steps to prevent such default from occurring, or otherwise compromised, reached a satisfaction of, or provided for extensions of time in which to perform under any one or more contract obligations, among others.

     4.14 Conflict with Other Instruments. The consummation of the within transactions will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which IPI was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of IPI.

     4.15 Governmental Authorizations. IPI is in good standing in the State of Delaware. and qualified to do business in the State of California. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by IPI of this Plan and the consummation by IPI of the transactions contemplated hereby.

     4.16 Compliance with Laws and Regulations. IPI has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of IPI or except to the extent that noncompliance would incur any material liability, not otherwise disclosed to Pacific.

     4.17 Approval of Plan. The Board of Directors of IPI have authorized the execution and delivery of this Plan by IPI and have approved the Plan and the transactions contemplated hereby. IPI has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

     4.18 Information. The information concerning IPI set forth in this Plan, and the IPI Schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement of a material fact or omit to state a material fact the omission of which would be misleading to Pacific in connection with this Plan.

     4.19 IPI Schedules. IPI has delivered to Pacific the following items listed below, hereafter referred to as the "IPI Schedules", which is hereby incorporated by reference and made a part hereof. A certification has been executed by a duly authorized officer of IPI on or about the date which the Plan is executed to certify that the IPI Schedules are true and correct.

          (a)      Copy of Articles of Incorporation and Bylaws

          (b)     Financial Statements

          (c) A schedule setting forth the shareholders, together with the number of shares owned beneficially or of record by each (also attached as Exhibit A)

          (d)     Resolutions of Board of Directors approving Plan

          (e)     Consent of Shareholders approving Plan

          (f) A list of key employees, including current compensation, with notation as to job description and whether or not such employee is subject to written contract, and if subject to a contract or employment agreement, a copy of the same

          (g) A schedule showing the name and location of each bank or other institution with which IPI has an account and the names of the authorized persons to draw thereon or having access thereto

          (h)     Officers' Certificate as required by Section 7.2 of the Plan

          (i)     Certificate of Good Standing

                                  Section 5

                              Special Covenants

     5.1 IPI Information Incorporated in Pacific's Reports. IPI represents and warrants to Pacific that all the information furnished under this Plan shall be true and correct in all material respects and that there is no omission of any material fact required to make the information stated not misleading. IPI agrees to indemnify and hold Pacific harmless, including each of its Directors and Officers, and each person, if any, who controls such party, under any applicable law from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable law, or reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement, intentional untrue statement, or intentional omission of a material fact contained in such information delivered hereunder. This indemnity shall only survive as long as specified within this agreement.

     5.2 Special Covenants and Representations Regarding the Exchanged Pacific Stock. The consummation of this Plan and the transactions herein contemplated, including the issuance of the Pacific shares in exchange for all of the issued and outstanding shares of IPI to the Shareholders constitutes the offer and sale of securities under the Securities Act and the applicable state statutes, which depend, inter alia, on the circumstances under which the Shareholders acquire such securities. Pacific intends to rely on the exemption of the registration provision of Section 5 of the Securities Act as provided for under Section 4 (2) of the Securities Act of 1933, which states "transactions not involving a public offering", among others. Each Shareholder upon submission of his IPI Shares and the receipt of the Pacific post-split shares exchanged therefor, shall execute and deliver to Pacific a letter of investment invent to indicate, among other representations, that the Shareholder is exchanging the IPI Shares for Pacific post-split shares for investment purposes and not with a view to the subsequent distribution thereof. A proposed Investment Letter is attached hereto as Exhibit B and incorporated herein by reference for the general use by the Shareholders, as they may determine.

     5.3 Action Prior to Closing. Upon the execution hereof until the Closing date, and the completion of the consolidated audited financial statements:

          (a) IPI and Pacific will (i) perform all of its obligations under material contracts, leases, insurance policies and/or documents relating to its assets and business; (ii) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with existing potential customers and clients; and (iii) fully comply with and perform in all material respects all duties and obligations imposed on it by all federal and state laws and all rules, regulations, and orders imposed by all federal or state governmental authorities.

          (b) Neither IPI nor Pacific will (i) make any change in its Articles of Incorporation or Bylaws except and unless as contemplated pursuant to Section 3 of this Plan; (ii) enter into or amend any contract, agreement, or other instrument of the types described in the parties' schedules, except that a party may enter into or amend any contract or other instrument in the ordinary course of business involving the sale of goods or services, provided that such contract does not involve obligations in excess of $5,000.

                                  Section 6

                    Conditions Precedent to Obligations of
                           IPI and the Shareholders

     All obligations of IPI and the Shareholders under this Plan are subject to the satisfaction, on or before the Closing date, except as otherwise provided for herein, or waived or extended in writing by the parties hereto, of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties made by Pacific in this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) and have the same force and effect as if such representations and warranties were made at and as of the Closing date; and, IPI shall have performed and complied with the terms and conditions of this Plan prior to the Closing. IPI and its shareholders shall have been furnished with a certificate, signed by a duly authorized executive officer of Pacific and dated the Closing date, to the foregoing effect.

     6.2 Officers' Certificate. IPI and the Shareholders shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of Pacific, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Pacific, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of Pacific.

     6.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the condition, business or operations of Pacific, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of Pacific, except as otherwise disclosed to IPI.

     6.4 Opinion of Counsel of Pacific. Pacific shall furnish to IPI and the Shareholders an opinion dated as of the Closing date and in form and substance satisfactory to IPI and the Shareholders to the effect that:

          (a) Pacific is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and with all requisite corporate power to perform its obligations under this Plan.

          (b) The business of Pacific, as presently conducted, including, upon the consummation hereof, the ownership of all of the issued and outstanding shares of IPI, does not require it to register it to do business as a foreign corporation in any jurisdiction other than under the jurisdiction of its Articles of Incorporation or Bylaws and Pacific has complied to the best of its knowledge in all material respects with all the laws, regulations, licensing requirements and orders applicable to its business activities and has filed with the proper authorities, including the Department of Commerce, Division of Corporations, and Secretary of State for the State of Nevada, all statements and reports required to be filed.

          (c) The authorized and outstanding capital stock of Pacific as set forth in Section 3.2 above, and all issued and outstanding shares have been duly and validly authorized and issued and are fully paid and non-assessable.

          (d) There are no material claims, suits or other legal proceedings pending or threatened against Pacific in any court or before or by any governmental body which might materially affect the business of Pacific or the financial condition of Pacific as a whole and no such claims, suits or legal proceedings are contemplated by governmental authorities against Pacific.

          (e) To the best knowledge of such counsel, the consummation of the transactions contemplated by this Plan will not violate or contravene the provisions of the Articles of Incorporation or Bylaws of Pacific, or any contract, agreement, indenture, mortgage, or order by which Pacific is bound.

          (f) This Plan constitutes a legal, valid and binding obligation of Pacific enforceable in accordance with its terms, subject to the affect of any bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

          (g) The execution and delivery of this Plan and the consummation of the transactions contemplated hereby have been ratified by a majority of the Shareholders of Pacific and have been duly authorized by its Board of Directors.

          (h) Pacific has not, nor will it undertake any action, the result of which would endanger the tax-free nature of the Plan.

     6.5 Good Standing. IPI shall have received a Certificate of Good Standing from the State of Nevada obtained and delivered, prior to Closing certifying that Pacific is in good standing as a corporation in the State of Nevada.

     6.6 Other Items. IPI and the Shareholders shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as IPI and the Shareholders may reasonably request.

                                  Section 7

                Conditions Precedent to Obligations of Pacific

     All obligations of Pacific under this Plan are subject, at its option, to the fulfillment, before the Closing, of each of the following conditions:

     7.1 Accuracy of Representations. The representations and warranties made by IPI and the Shareholders under this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) and have the same force and effect as if such representations and warranties were made at and as of the Closing date; and Pacific shall have performed and complied with the terms and conditions of this Plan prior to the Closing, unless waived or extended in writing by the parties hereto. IPI and its shareholders shall have been furnished with a certificate, signed by a duly authorized executive officer of IPI and dated the Closing date, to the foregoing effect.

     7.2 Officers' Certificate. Pacific shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of IPI, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of IPI, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of IPI.

     7.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of Pacific, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of IPI, except as otherwise disclosed to Pacific.

     7.4 Good Standing. Pacific shall have received either a Certificate of Good Standing from the State of Delaware or some kind of verification certifying that IPI is in good standing as a corporation in the State of Delaware.

     7.5 Dissenters' Rights Waived. The Shareholders of IPI, and each of them, agree and hereby waive any dissenters' rights, if any, under the laws of the State of Delaware in regards to any objection to this Plan as outlined herein and otherwise consent to and agree and authorize the execution and consummation of the within Plan in accordance to the terms and conditions of this Plan by the management of IPI.

     7.6 Other Items. Pacific shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as Pacific may reasonably request.

     7.7 Execution of Investment Letter. The Shareholders shall have executed and delivered copies of Exhibit B to Pacific.

                                  Section 8

                                 Termination

     8.1 Termination by IPI or the Shareholders. This Plan may be terminated at any time prior to the Closing date by action of IPI or the Shareholders, if Pacific shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations and warranties contained herein shall be inaccurate in any material respect.

     8.2 Termination by Pacific. This Plan may be terminated at any time prior to the Closing date by action of Pacific if IPI shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations or warranties contained herein shall be inaccurate in any material respect.

     8.3  Termination by Mutual Consent

          (a) This Plan may be terminated at any time prior to the Closing date by mutual consent of Pacific, expressed by action of its Board of Directors, IPI or the Shareholders.

          (b) If this Plan is terminated pursuant to Section 8, this Plan shall be of no further force and effect and no obligation, right or liability shall arise hereunder. Each party shall bare its own costs in connection herewith.

          (c) If the Plan is terminated pursuant to Section 8, the parties hereto shall sign non-disclosure agreements which shall survive the cancellation of the Plan.

                                  Section 9

                         Shareholders' Representative

     The Shareholders hereby irrevocably designate and appoint Tom Hill as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Plan and to take such other action on their behalf in connection with this Plan, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Shareholders under Section 1 hereof or increase the extent of their obligation to Pacific hereunder, unless agreed in writing by the Shareholders.

                                  Section 10

                              General Provisions

     10.1 Further Assurances. At any time, and from time to time, after the Closing date, each party will execute and deliver such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of the Plan.

     10.2 Payments of Estimated Costs and Fees. Pacific and IPI mutually determine and agree that Pacific shall pay the actual costs and fees incurred by any party hereto in connection with the execution and consummation of the Plan.

     10.3 Press Release and Shareholders' Communications. On the date of Closing, or as soon thereafter as practicable, IPI and the Shareholders shall cause to have promptly prepared and disseminated a news release concerning the execution and consummation of the Plan, such press release and communication to be released promptly and within the time required by the laws, rules and regulations as promulgated by the United States Securities and Exchange Commission, and concomitant therewith to cause to be prepared a full and complete letter to Pacific's shareholders which shall contain information required by Regulation 240.14f-1 as promulgated under Section 14(f) as mandated under the Securities and Exchange Act of 1934, as amended.

     10.4 Notices. All notices and other communications required or permitted hereunder shall be sufficiently given if personally delivered, sent by registered mail, or certified mail, return receipt requested, postage prepaid, or by facsimile transmission addressed to the following parties hereto or at such other addresses as follows:

If to Pacific:        Pacific WebWorks, Inc.
                      180 South 300 West, Suite 400
                      Salt Lake City, Utah 84101
                      Fax: 801-578-9019

If to IPI or          IntelliPay, Inc.
shareholder of IPI:   39899 Balentine Dr., Suite 218
                      Newark, California 94560
                      Fax: 510-252-7989

or at such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, sent by facsimile transmission, or telegraphed.

     10.5 Entire Agreement. This Plan represents the entire agreement between the parties relating to the subject matter hereof, including any previous letters of intent, understandings, or agreements between Pacific, IPI and the Shareholders with respect to the subject matter hereof, all of which are hereby merged into this Plan, which alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. Excepting the foregoing agreement, there are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein with respect to the subject matter hereof.

     10.6 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent preempted by federal law, in which event (and to that extent only) federal law shall govern.

     10.7 Tax Treatment. The transaction contemplated by this Plan is intended to qualify as a "tax-free" reorganization under the provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. IPI and Pacific acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated by the within Plan.

     10.8 Attorney Fees. In the event that any party prevails in any action or suit to enforce this Plan, or secure relief from any default hereunder or breach hereof, the nonprevailing party or parties shall reimburse the prevailing party or parties for all reasonable costs, including all attorney fees, incurred in connection therewith.

     10.9 Amendment of Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently or separately, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, therefore, or thereafter occurring or existing. Any time prior to the expiration of thirty
(30) days from the date hereof, this Plan may be amended in writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Plan may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     10.10 Counterparts. This Plan may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.

     10.11 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not effect in any way the meaning or interpretation of the Plan.

     10.12 Parties in Interest. Except as may be otherwise expressly provided herein, all terms and provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal and legal representatives, and assigns.

     IN WITNESS WHEREOF, the parties have executed this Plan and Agreement of Reorganization effective the day and year first set forth above.

                                 PACIFIC WEBWORKS, INC.
Attest:

/a/ Anita Patterson               /s/ Christian Larsen
____________________         By: _______________________________________
                                      Its President


                                 INTELLIPAY, INC.
Attest:

/s/ Anita Patterson               /s/ Tom Hill
_____________________        By: _______________________________________
                                  Its President



                                 SHAREHOLDERS:
Attest:

/s/ Anita Patterson                /s/ Tom Hill
____________________         By: _________________________________________
                                       Tom Hill

Attest:

/s/ Anita Patterson               /s/ Stuart Rosenbaum
_____________________        By: _________________________________________
                                      Stuart Rosenbaum

Attest:

/s/ Anita Patterson               /s/ Laurence Cohn
_____________________        By: _________________________________________
                                      Larry Cohn

Attest:

/s/ Anita Patterson               /s/ Richard Fenn II
_____________________        By: _________________________________________
                                      Richard Fenn II